EXHIBIT 99.1
DOLAN MEDIA COMPANY
REPORTS FIRST QUARTER 2008 RESULTS
•	First quarter 2008 total revenues increased 16.3% year-over-year to $41.5 million

•	Net income for first quarter 2008 was $4.0 million

•	Adjusted EBITDA for first quarter increased 25.7% year-over-year to $13.5 million (see “Non-GAAP Financial Measures” below)

•	Company reiterates full year 2008 guidance
MINNEAPOLIS, MINNESOTA — May 6, 2008 — Dolan Media Company (NYSE: DM), a leading provider of business information and professional services to the legal, financial and real estate sectors in the United States, today announced financial results for the three months ended March 31, 2008. These financial results are preliminary pending the filing of the company’s Form 10-Q with the U.S. Securities and Exchange Commission.
Total revenues for the first quarter of 2008 were $41.5 million, an increase of 16.3% from $35.7 million recorded in the same period the previous year. Net income for the first quarter of 2008 was $4.0 million, or $0.16 per diluted share on 25.2 million weighted average shares outstanding, compared to a net loss of $27.8 million, or a net loss of $2.98 per diluted share on 9.3 million weighted average shares outstanding in the first quarter of 2007. Net loss for the first quarter of 2007 included non-cash interest expense of $29.9 million related to the company’s redeemable preferred stock.
The company did not record non-cash interest expense related to redeemable preferred stock during the three months ended March 31, 2008, because it redeemed all outstanding shares of preferred stock on August 7, 2007. This was in connection with the company’s initial public offering.
Adjusted EBITDA for the first quarter of 2008 was $13.5 million, or 32.5% of revenues, an increase of 25.7% from $10.7 million, or 30.1% of revenues, in the same prior-year period. See “Non-GAAP Financial Measures” below for a description of how the company calculates adjusted EBITDA and why the company believes it is an important measure of its performance.
“We are very pleased with our start to the year 2008,” said James P. Dolan, chairman, chief executive officer and president of Dolan Media Company. “During the quarter, we continued to demonstrate strong financial performance as well as the successful execution of our acquisition strategy by completing the acquisition of The Mecklenburg Times in North Carolina and the mortgage default processing services business of Wilford & Geske in Minnesota.”
“In our Business Information division, public notice advertising revenue grew 40.6% year-over-year and display and classified advertising increased 8.0%. In our Professional Services Division,

our majority owned subsidiary, American Processing Company, reported year-over-year revenue growth of 23.8% on a 21.6% increase in the number of mortgage default files referred to APC for processing.”
“Dolan Media Company remains well positioned with revenue streams that allow the company to generate revenues and cash flows in both cyclical and counter-cyclical economic conditions. Our ability to generate operating cash flow and the strength of our balance sheet continues to allow us to pursue the right acquisition targets,” Dolan said.
The company maintains the previously provided full year 2008 guidance as follows:
Based on the businesses the company owns today, and excluding future acquisitions, Dolan Media expects 2008 revenues to be in the range of $168.0 million to $178.0 million and adjusted EBITDA to be in the range of $50.0 million to $55.0 million. The company also expects full-year 2008 capital expenditures to be between 3.5% and 4.5% of projected 2008 revenues.
First Quarter 2008 Discussion
Total revenues for the first quarter of 2008 were $41.5 million, an increase of 16.3% from $35.7 million in the same period in 2007. This increase consisted of $4.3 million from organic revenue growth.
Business Information Division revenues for the three months ended March 31, 2008, represented 54.9% of total revenues compared to 54.6% in the same period in 2007. Professional Services Division revenues decreased to 45.1% of total revenues from 45.4% for the same prior-year period. This slight change in mix resulted from a $3.1 million increase in public notice revenue in our Business Information Division and a $0.4 million decrease in appellate services revenue in our Professional Services Division.
Total operating expenses for the first quarter of 2008 were $33.3 million, or 80.2% of total revenues, an increase of 17.4% from $28.4 million, which was 79.5% of total revenues for the same prior-year period.
Direct operating expenses for the three months ended March 31, 2008, were $13.9 million, an increase of 11.6% from $12.4 million in the same period last year. As a percentage of revenue, direct operating expenses in the first quarter decreased 150 basis points to 33.4% compared to the same period last year.

Selling, general and administrative expenses were $16.1 million for the three months ended March 31, 2008, an increase of 20.8% from $13.3 million for the same prior-year period.
Operating income for the first quarter of 2008 was $9.8 million, or 23.5% of revenues, an increase of 18.5% from $8.2 million, which was 23.1% of revenues in the same period in 2007. Operating income for the three months ended March 31, 2008, and March 31, 2007, included equity in earnings of The Detroit Legal News Publishing, LLC of $1.6 million and $0.9 million, respectively.
Business Information Division Results
Dolan Media Company’s Business Information Division produces business journals, court and commercial publications and other publications, operates web sites and conducts events for targeted professional audiences in each of the 21 geographic markets that it serves across the United States. Division revenues for the first quarter of 2008 were $22.8 million, an increase of 16.9% from $19.5 million for the same period in 2007. Growth in the division was driven by a 40.6% year-over-year increase in public notice advertising revenues. The largest driver of public notice growth was an increase in the number of mortgage foreclosure public notices carried in our qualified publications. Display and classified advertising revenue increased by 8.0% as a result of our operations in Jackson, Mississippi, which we acquired in March 2007. Circulation revenues decreased $0.2 million during the first quarter compared to the three months ended March 31, 2007 in part as a result of a 2,300 decline in the number of paid subscribers.
Direct operating expenses for the Business Information Division for the first quarter of 2008 increased 11.1% to $7.6 million from $6.8 million for the same prior-year period. This resulted primarily from increases in overall wage costs (including annual salary increases and increased stock-based compensation expense) and other operating expenses, such as postage and printing, including $0.2 million of increases due to the company’s operations in Jackson, Mississippi and Charlotte, North Carolina. Selling, general and administrative expenses for the division increased 19.6% to $9.6 million from $8.0 million due to $0.6 million of increases from those same operations. The balance of the increase was due to increases in overall wage costs (including annual salary increases and increased stock-based compensation expenses). Total division operating expenses as a percentage of division revenues decreased to 80.6% in the first quarter of 2008 compared to 81.6% in the same period in 2007.
Professional Services Division Results
The company’s Professional Services Division provides specialized services to the legal profession through its two subsidiaries: American Processing Company, LLC (APC) and Counsel Press, LLC. APC is a leading provider of mortgage default processing services to law firms in the United States and Counsel Press is the nation’s largest provider of appellate services to the legal community. Professional Services Division revenues for the first quarter of 2008 were $18.7 million, an increase of 15.6% from $16.2 million for the same year period in 2007. Revenue growth in the Professional Services Division was driven by a 23.8% increase in mortgage default processing services revenues. The revenue increases are due to the increased number of mortgage default case files serviced by APC for clients of Trott & Trott in Michigan, Feiwell & Hannoy in Indiana and the addition of the mortgage default processing services business of Wilford & Geske in Minnesota that the company acquired in February 2008. Mortgage default processing services revenues also benefited from an increase to the fee per file charged to Trott & Trott and Feiwell & Hannoy, which took effect in the first quarter of 2008. During the first quarter of 2008, APC serviced approximately 36,600 case files, including 1,600 files referred by Wilford & Geske, an increase of 21.6% from the 30,100 case files serviced for the same period in 2007. Professional Services division revenue growth was partially offset by a 9.0% decline in appellate services revenues resulting from a 6% decrease in the number of appellate cases handled by Counsel Press, including several large cases handled in the first quarter of 2007. Counsel Press did not handle any large cases during the same period in 2008.
Direct operating expenses attributable to the Professional Services Division increased 12.2% to $6.3 million in the first quarter of 2008 from $5.6 million for the same year period in 2007. The increase in direct operating expenses is attributable to increases in personnel expenses incurred by APC. These personnel expenses increased as a result of overall annual salary increases and adding additional staff in connection with an increase in the number of files processed during those periods. In addition, APC incurred an additional $0.1 million of operating expenses associated with the mortgage default processing services business of Wilford & Geske. Selling, general and administrative expenses increased primarily due to increases in overall wage and health insurance costs, the write-off of certain professional fees incurred in connection with evaluating a potential acquisition that the company is no longer pursuing, and the inclusion of $0.1 million of costs (including personnel costs) associated with the mortgage default processing services business of Wilford & Geske. Total Professional Services expenses as a percentage of division revenues increased slightly to 69.1% for the three months ended March 31, 2008, from 68.7% for the prior-year period.
Non-GAAP Financial Measures
The company reports “adjusted EBITDA,” which is a non-GAAP financial measure. (EBITDA is earnings before interest, taxes, depreciation, and amortization. GAAP is generally accepted accounting principles). The adjusted EBITDA measure presented consists of net income (loss) before:
•	non-cash interest expense related to redeemable preferred stock;

•	interest expense, net;

•	income tax expense;

•	depreciation and amortization;

•	non-cash compensation expense; and

•	minority interest in net income of subsidiary;
and after:
•	minority interest distributions paid.

The company is providing adjusted EBITDA, a non-GAAP financial measure, along with GAAP measures, as a measure of profitability because adjusted EBITDA helps the company evaluate and compare its performance on a consistent basis for different periods of time. The company believes this non-GAAP measure, as it has defined it, helps it evaluate and compare its performance on a consistent basis for different periods of time by removing from its operating results the impact of the non-cash interest expense arising from the common stock conversion option in its series C preferred stock (which had no impact on its financial performance for the three months ended March 31, 2008, because the company redeemed all of its outstanding shares of preferred stock in connection with its initial public offering on August 7, 2007), as well as the impact of the company’s net cash or borrowing position, operating in different tax jurisdictions and the accounting methods used to compute depreciation and amortization, which impact has been significant and fluctuated from time to time due to the variety of acquisitions that the company has completed since its inception. Similarly, adjusted EBITDA also excludes non-cash compensation expense because this is a non-cash charge for stock options and restricted stock that the company has granted. The company excludes this non-cash expense from adjusted EBITDA because it believes any amount it is required to record as share-based compensation expense contains assumptions over which the company’s management has no control, such as share price and volatility.
The company also adjusts EBITDA for minority interest in net income of subsidiary and cash distributions paid to minority members of APC because the company believes this adjustment provides more timely and relevant information with respect to its financial performance. The company excludes amounts with respect to minority interest in net income of subsidiary because this is a non-cash adjustment that does not reflect amounts actually paid to APC’s minority members because (1) distributions for any month are actually paid by APC in the following month and (2) it does not include adjustments for APC’s debt or capital expenditures, which are both included in the calculation of amounts actually paid to APC’s minority members. The company instead includes the amount of actual cash distributions in adjusted EBITDA because they include these adjustments and reflect amounts actually paid by APC, thus allowing for a more accurate determination of the company’s performance and ongoing obligations.
The company believes that adjusted EBITDA is meaningful information about its business operations that investors should consider along with the company’s GAAP financial information. The company uses adjusted EBITDA for planning purposes, including the preparation of internal annual operating budgets, and to measure its operating performance and the effectiveness of its operating strategies. The company also uses a variation of adjusted EBITDA in monitoring its compliance with certain financial covenants in its credit agreement and uses adjusted EBITDA to determine performance-based short-term incentive payments for its executive officers and other key employees.
Adjusted EBITDA is a non-GAAP measure that has limitations because it does not include all items of income and expense that affect the company’s operations. This non-GAAP financial measure is not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income/(loss), net income/(loss) per share, cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, it should be noted that companies calculate adjusted EBITDA differently and, therefore, adjusted EBITDA as presented for us may not be comparable to the calculations of adjusted EBITDA reported by other companies.
The following is a reconciliation of the company’s net income (loss) to adjusted EBITDA (in thousands):

	Three Months Ended
	March 31,
	2008	2007
Net income (loss)	$4,007	$(27,786)
Non-cash interest expense related to redeemable preferred stock	—	29,942
Interest expense, net	2,451	2,035
Income tax expense	2,758	3,140
Amortization of intangibles	2,219	1,844
Depreciation expense	1,101	755
Amortization of DLNP intangible	377	360
Non-cash compensation expense	399	10
Minority interest in net income of subsidiary	557	900
Cash distributions to minority interest	(373)	(466)

Adjusted EBITDA	$13,496	$10,734

Conference Call
Dolan Media Company will host a conference call today, May 6, 2008, at 3:30 p.m. Central Daylight Time (4:30 p.m. Eastern Daylight Time). The call, which will be hosted by Jim Dolan, chairman, chief executive officer and president, and Scott Pollei, executive vice president and chief financial officer, will be broadcast live over the internet and accessible through the investor relations section of the company’s web site at www.dolanmedia.com. Interested parties should access the webcast approximately 10 to 15 minutes before the scheduled start time to register and download any necessary software needed to listen to the call. The webcast also will be archived online approximately one hour after the completion of the conference call and will be available at the investor relations section of the company’s web site for a period of 21 days.
Safe Harbor Statement
In addition to historical information, this release contains forward-looking statements, including reiteration of full-year 2008 guidance, that reflect our current expectations and projections about our future results, performance, prospects and opportunities. The words “expect,” “believes,” “continue,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that may cause our actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward looking statements. These risks, uncertainties and other factors include, but are not limited to, the following: our business operates in highly competitive markets and depends upon the economies and the demographics of the legal, financial and real estate sectors in the markets we serve and changes in those sectors could have an adverse effect on our revenues, cash flows and profitability; a decrease in paid subscriptions to our print publications could adversely affect our circulation revenues to the extent we are not able to sufficiently continue increasing our print subscription rates and our advertising and display revenues to the extent advertisers begin placing fewer print advertisements with us due to decreased readership; we have owned and operated the businesses in our Professional Services Division (APC and Counsel Press) for a short period of time; APC’s business revenues are very concentrated, as APC currently provides mortgage default processing services to only three customers, and if the number of case files referred to APC by our three law firm customers decreases or fails to increase, our operating results and ability to execute our growth strategy could be adversely affected; the key attorneys at each of APC’s three law firm customers are employed by APC, and the key attorneys of Trott & Trott and Feiwell & Hannoy hold an indirect equity interest in APC and therefore may, in certain circumstances, have interests that differ from or conflict with our interests; government regulation of sub-prime, Alt A and other non-traditional mortgage products, including voluntary programs adopted by lenders and loan servicers, may have an adverse effect on or restrict APC’s operations; a key component of our operating income and operating cash flows has been, and may continue to be, our minority equity investment in The Detroit Legal News Publishing, LLC; we are dependent on our senior management team, especially James P. Dolan, our founder, chairman, president and chief executive officer; Scott J. Pollei, our executive vice president and chief financial officer; Mark W.C. Stodder, our executive vice president Business Information; and David A. Trott, president, APC; we intend to continue to pursue acquisition opportunities, which we may not do successfully and which may subject us to considerable business and financial risk, and we may be required to incur additional indebtedness or raise additional capital to fund these acquisitions; and growing our business may place a strain on our management and internal systems, processes and controls. Please see “Risk Factors” contained in Item 1A of our annual report on Form 10-K filed with the SEC on March 28, 2008, and available at the SEC’s web site at www.sec.gov, for a description of these and other risks, uncertainties and factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, forward looking statements. You should not place undue reliance on any forward-looking statements. Except as required by federal securities law, we assume no obligation to update publicly or to revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.
Investor Contact:
Haug Scharnowski
Director Investor Relations, Dolan Media Company
haug.scharnowski@dolanmedia.com
612-317-9420

Dolan Media Company
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	March 31,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,037	$1,346
Accounts receivable, including unbilled services (net of allowances for doubtful accounts of $1,149, and $1,283 as of March 31, 2008 and December 31, 2007, respectively)	26,526	20,689
Prepaid expenses and other current assets	2,601	2,649
Deferred income taxes	259	259

Total current assets	30,423	24,943
Investments	18,636	18,479
Property and equipment, net	13,578	13,066
Finite-life intangible assets, net	101,300	88,946
Goodwill	82,217	79,044
Other assets	1,713	1,889

Total assets	$247,867	$226,367

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$6,102	$4,749
Accounts payable	5,041	6,068
Accrued compensation	3,542	4,677
Accrued liabilities	4,703	2,922
Due to sellers of acquired businesses	1,100	600
Deferred revenue	11,966	11,387

Total current liabilities	32,454	30,403
Long-term debt, less current portion	68,625	56,301
Deferred income taxes	4,393	4,393
Deferred revenue and other liabilities	5,246	3,890

Total liabilities	110,718	94,987

Minority interest in consolidated subsidiary (redemption value of $14,773 as of March 31, 2008)	3,567	2,204

Commitments and contingencies
Stockholders’ equity
Common stock, $0.001 par value; authorized: 70,000,000 shares; outstanding:
25,085,170 and 25,088,718 as of March 31, 2008 and December 31, 2007, respectively	25	25
Preferred stock, $0.001 par value; authorized: 5,000,000 shares; no shares outstanding	—	—
Additional paid-in capital	212,763	212,364
Accumulated deficit	(79,206)	(83,213)

Total stockholders’ equity	133,582	129,176

Total liabilities and stockholders’ equity	$247,867	$226,367

Dolan Media Company
Unaudited Condensed Consolidated Statement of Operations
(In thousands, except share data)

	Three Months
	Ended March 31,
	2008	2007
Revenues
Business Information	$22,771	$19,480
Professional Services	18,740	16,215

Total revenues	41,511	35,695

Operating expenses
Direct operating: Business Information	7,572	6,817
Direct operating: Professional Services	6,311	5,625
Selling, general and administrative	16,103	13,330
Amortization	2,219	1,844
Depreciation	1,101	755

Total operating expenses	33,306	28,371
Equity in earnings of The Detroit Legal News Publishing, LLC	1,557	915

Operating income	9,762	8,239
Non-operating expense
Non-cash interest expense related to redeemable preferred stock	—	(29,942)
Interest expense, net of interest income	(2,451)	(2,035)
Other income (expense)	11	(8)

Total non-operating expense	(2,440)	(31,985)

Income (loss) from operations before income taxes and minority interest	7,322	(23,746)
Income tax expense	(2,758)	(3,140)
Minority interest in net income of subsidiary	(557)	(900)

Net income (loss)	$4,007	$(27,786)

Net income (loss) per share:
Basic	$0.16	$(2.98)
Diluted	$0.16	$(2.98)
Weighted average shares outstanding:
Basic	24,936,007	9,324,000
Diluted	25,215,956	9,324,000

Dolan Media Company
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended
	March 31,
	2008	2007
Cash flows from operating activities
Net income (loss)	$4,007	$(27,786)
Distributions received from The Detroit Legal News Publishing, LLC	1,400	1,400
Minority interest distributions paid	(373)	(466)
Non-cash operating activities:
Amortization	2,219	1,844
Depreciation	1,101	755
Equity in earnings of The Detroit Legal News Publishing, LLC	(1,557)	(915)
Minority interest	557	900
Stock-based compensation expense	399	10
Change in value of interest rate swap and accretion of interest on note payable	1,209	259
Non-cash interest related to redeemable preferred stock	—	29,975
Amortization of debt issuance costs	47	40
Changes in operating assets and liabilities, net of effects of business acquisitions:
Accounts receivable	(5,837)	(1,870)
Prepaid expenses and other current assets	(2)	281
Other assets	115	(400)
Accounts payable and accrued liabilities	(302)	3,498
Deferred revenue	769	(353)

Net cash provided by operating activities	3,752	7,172

Cash flows from investing activities
Acquisitions and investments	(17,422)	(17,288)
Capital expenditures	(1,442)	(1,346)

Net cash used in investing activities	(18,864)	(18,634)

Cash flows from financing activities
Net (payments) borrowings on senior revolving note	(9,000)	4,000
Proceeds from borrowings on senior term notes	25,000	10,000
Payments on senior long-term debt	(625)	(1,750)
Capital contribution from minority partner	1,179	—
Payment on unsecured note payable	(1,750)	—
Payments of offering costs	—	(132)
Payments of deferred financing costs	(1)	(36)

Net cash provided by financing activities	14,803	12,082

Net (decrease) increase in cash and cash equivalents	(309)	620
Cash and cash equivalents at beginning of the period	1,346	786

Cash and cash equivalents at end of the period	$1,037	$1,406